Exhibit 99.1

Insulet Appoints Jessica Hopfield, PhD, to Board of Directors

Addition Strengthens the Board's Healthcare and Diabetes Expertise

BILLERICA, MA, July 28, 2015 – Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced that Dr. Jessica Hopfield has been appointed to Insulet’s Board of Directors.

Dr. Hopfield brings more than two decades of top-tier healthcare experience to the Insulet Board. She currently serves as the Vice Chair of the Board of the Joslin Diabetes Center, the world's largest diabetes research center, diabetes clinic, and provider of diabetes education. She is also an independent director of rEVO Biologics, a biotechnology company focused on the development and commercialization of innovative and cost effective therapeutics for rare diseases. In addition, Dr. Hopfield is an independent consultant operating as a strategic advisor, investor and board member to start-up technology firms seeking to commercialize new products and drive growth. Previously, Dr. Hopfield was an Associate and Partner of McKinsey & Company in their Global Pharmaceuticals and Medical Products practice from 1995 to 2009.

"We are very pleased to welcome Dr. Hopfield to our Board of Directors," said Patrick Sullivan, President and Chief Executive Officer of Insulet. "Dr. Hopfield shares our passionate dedication to improving the lives of individuals managing their diabetes and she brings to the Board her extensive healthcare industry experience and significant diabetes-related knowledge. I am confident Dr. Hopfield's contributions to Insulet will be extremely helpful as we continue to make progress toward our key initiatives and position our company for accelerated long-term growth."

Dr. John Fallon, Lead Director of Insulet's Board, said, "Dr. Hopfield brings a unique perspective to our Board through her vast scientific expertise, her strong diabetes-related experience focused on physicians and patients, and her track record of helping companies drive achievement of strategic and operating objectives. I, and the other members of the Insulet Board, look forward to working with Dr. Hopfield as our leadership team positions Insulet for sustained success."

About Jessica Hopfield:

Dr. Jessica Hopfield is a distinguished healthcare executive and diabetes expert with over two decades of experience in the medical and healthcare fields. Dr. Hopfield serves as the Vice Chair of the Board of Trustees of the Joslin Diabetes Center, the world's largest diabetes research center, diabetes clinic, and provider of diabetes education. She also serves as an independent director of rEVO Biologics, a biotechnology company focused on the development and commercialization of innovative and cost effective therapeutics for rare diseases. She is a strategic advisor and investor in start-up healthcare firms seeking to commercialize innovative intellectual property. Dr. Hopfield was a partner of McKinsey & Company in their Global Pharmaceuticals and Medical Devices Practice. While at McKinsey from 1995 to 2009, she served clients across pharmaceutical, biotech, medical device and consumer industries with a focus on strategy, R&D management and marketing. Dr. Hopfield also previously held management positions at Merck Sharp & Dohme in Clinical Development, Outcomes Research, and Marketing. Dr. Hopfield earned a Masters of Business Administration fromHarvard Graduate School of Business

Administration as a Baker Scholar, a PhD in Neuroscience/Biochemistry from The Rockefeller University, and a Bachelor of Science from Yale College.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com or ir@insulet.com